Exhibit 5.1

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

July 29, 2013

Sprouts Farmers Market, Inc.

11811 N. Tatum Boulevard

Suite 2400

Phoenix, Arizona 85028

RE:	Registration Statement on Form S-1 (Registration Statement No. 333-188493)

Ladies and Gentlemen:

We have acted as counsel to Sprouts Farmers Market, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of shares of common stock, par value $0.001 per share, of the Company, including shares of common stock (the “Primary Shares”) to be sold by the Company, and shares of common stock (the “Secondary Shares” and, together with the “Primary Shares,” the “Shares”)) to be sold by certain equity holders of the Company (the “Selling Stockholders”). The Primary Shares include shares of common stock that may be sold by the Company upon the exercise of the underwriters’ option to purchase additional shares of common stock.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Conversion dated July 29, 2013 pursuant to which Sprouts Farmers Markets, LLC, a Delaware limited liability company, converted into the Company, the Company’s Certificate of Incorporation and the Company’s Bylaws and (ii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

(i)	the Primary Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; and

(ii)	the Secondary Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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